Exhibit 10.2

PROMISSORY NOTE

This **PROMISSORY NOTE AGREEMENT** is entered into on this 18th day of June, 2021, by and between Coral Investment Partners, LP, a Georgia Limited Partnership, whose address is 2030 Powers Ferry Road SE, Suite # 212, Atlanta, GA. 30339 ("*Creditor*" or "*CORAL*") and Bellatora, Inc., a Colorado Corporation, whose principal address is 11700 West Charleston Blvd., Suite # 170-74, Las Vegas, NV. 89135, ("*Debtor*" or "*Bellatora*"), collectively referred to as the "*Parties.*"

WHEREAS, BELLATORA is a corporation with limited resources and from time to time in need of financial assistance in order to maintain its good standing status and to pay other fees or charges associated with being a public company.

WHEREAS, BELLATORA is currently does not have a class of shares registered with the Securities and Exchange Commission ("*SEC*"). BELLATORA lacks the funds to become a fully reporting company with the Securities and Exchange Commission ("*SEC*").

WHEREAS, BELLATORA is in need of borrowing funds, and Coral is willing to advance funds to BELLATORA for the purposes stated above.

WHEREAS, Coral has agreed to advance funds for use in the purposes described above.

WHEREAS, Coral and BELLATORA are desiring to enter into this Promissory Note Agreement for the purposes of being able to maintain its good standing status and status as a publicly traded company and to ensure the repayment of the funds advance by Coral.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereby agree that he debt between both parties is hereby revised and restated as follows:

1. **Amount of Debt:** The initial amount of the debt shall be Thirty Thousand Dollars ($30,000), which Coral shall fund to BELLATORA at the time of the signing of this Promissory Note Agreement via. the assumption and replacement of the Promissory Note Agreement between Coral and Renewable Energy Solution Systems, Inc. In the event that BELLATORA is in need of additional funds to maintain its status as a fully reporting company with the SEC, Coral agrees to advance to BELLATORA additional funds to be used to maintain this status.

2. **Interest Rate:** The Debt shall incur interest at the rate of Twenty-Four Percent (24%) per annum, compounded monthly ("*Interest*") until the Debt is repaid in full. Interest on the Debt shall accrue and become due and payable on the closing

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of any transaction resulting in a change in control of BELLATORA. Any unpaid interest shall be added to the outstanding principal balance.

3. **Type and Place of Payment:**

A. The amount due Coral, including principal and interest shall be due and payable upon BELLATORA commencing sufficient business operations to repay the debt; or

B. The amount due Coral, including principal and interest shall be due and payable from the escrow of any transaction resulting in a change in control of BELLATORA; and

4. **Prepayment:** Advance payment or payments may be made on any amounts due under this Note without penalty or forfeiture. There shall be no penalty for any prepayment.

5. **Acceleration Upon Occurrence of Specified Events.** Upon the occurrence or during the continuance of any one or more of the events hereinafter enumerated, Holder or any of its assigns may forthwith or at any time thereafter or during the continuance of any such event, by notice in writing to the Maker, declare the outstanding balance be immediately due and payable without presentation, demand, protest, notice of protest, or other notice of dishonor, all of which are hereby expressly waived by Maker:

A. Maker shall file a voluntary petition in bankruptcy or a voluntary petition seeking reorganization, or shall file an answer admitting the jurisdiction of the court and any material allegations of an involuntary petition filed pursuant to any act of Congress relating to bankruptcy or to any act purporting to be amendatory thereof, or shall be adjudicated bankrupt, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of any receiver or trustee for Maker, or of all or any substantial portion of its property, or Maker shall make an assignment to an agent authorized to liquidate any substantial part of its assets; or

B. An order shall be entered pursuant to any act of Congress relating to bankruptcy or to any act purporting to be amendatory thereof approving an involuntary petition seeking reorganization of the Maker, or an order of any court shall be entered appointing any receiver or trustee of or for Maker, or any receiver of trustee of all or any substantial portion of the property of Maker, or a writ or warrant of attachment or any similar process shall be issued by any court against all or any substantial portion of the property of Maker, and such order approving a petition seeking

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reorganization or appointing a receiver or trustee is not vacated or stayed, or such writ, warrant of attachment or similar process is not released or bonded within 60 days after its entry or levy.

6. **Assignability:** The rights or obligations under this Note may not be assigned and/or delegated by Maker without the express written consent of the other party. Holder may assign his rights without restriction.

7. **Representations and Warranties of Debtor:** the Debtor represents and warrants as follows:

    A. The Debtor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Debtor has the corporate power to own its properties and to carry on its business as now being conducted.

    B. The Debtor has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Debtor. The Debtor's Board of Directors has approved this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Debtor and constitutes a valid and binding obligation of the Debtor, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

    C. This Agreement is the legal, valid and binding obligation of the Debtor, except as limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

8. **Representations and Warranties of Creditor:** The Creditor represents and warrants as follows:

    A. That the Creditor has knowledge and experience in financial and business matters and that he understands that the merits and risks associated with the execution of this Agreement.

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9. **Events of Default:**

A. In the "*Event of Default*" as that term is described in 9(B), the total amount under due under this Agreement shall become immediately due and payable.

B. The term, "*Event of Default*" shall constitute the following scenarios;

i. The Company is unable to make any of the payments specified in paragraph 3(A).

ii. If the Debtor shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts as they become due; or

iii. If the Debtor shall file a voluntary petition in bankruptcy, or shall be the subject of an involuntary bankruptcy petition, or adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the present or any future Federal Bankruptcy Code or other applicable federal, state or similar statute, law or regulation, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Debtor or of all or any substantial part of its assets.

C. **Notice of Default:** In the event of an action triggering an Event of Default, the Creditor shall promptly notify the Company by USPS Certified Mail of the Event of Default. The Company shall have ten (10) days from the mailing of the Event of Default notice to cure the Event of Default by making the specified payment(s).

10. **Notices:** All notices, requests or instructions hereunder shall be in writing and delivered personally or sent by FedEx mail or similar overnight delivery, postage prepaid, as follows:

If to CORAL

Coral Investment Partners, LP.
Att.: Erik S. Nelson
2030 Powers Ferry Road SE
Suite # 212
Atlanta, GA. 30339

If to BELLATORA

Bellatora, Inc.
Att.: Atom Miller, CEO
11700 West Charleston Blvd.
Suite # 170-74
Las Vegas, NV. 89135

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11. **Governing Law and Venue:** The terms and provisions of this letter are solely for the benefit of the Issuer and Coral Capital Partners and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire or have any right by virtue of this letter. Coral Investment Partners and the Issuer agree that any dispute concerning the interpretation, validity, or enforceability of this agreement, and any action arising from any alleged breach hereof, shall be adjudicated exclusively in State or Superior Court for the county in which Coral Investment Partners' principal executive office shall be located at the time of institution of such action, or in the applicable district and division of the U.S. District Court having venue for disputes in that same county. In the event of any litigation arising from or related to this Agreement, or the services provided under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred including staff time, court costs, attorney's fees, and all other related expenses incurred in such litigation. In the event of a no-adjudicative settlement of litigation between the parties or a resolution of a dispute by arbitration, the term "prevailing party" shall be determined by that process.

12. **Share & Warrant Purchase:** The Parties hereby agree that as an inducement to enter into this Promissory Note Agreement, Coral shall have the right to purchase and shall purchase the following:

    A. Common Shares: One Hundred Million (100,000,000) common shares at an aggregate price of $1,000; and

    B. Class A Warrants: Fifty Million (50,000,000) Class A Warrants at an aggregate price of $500, and

    C. Class B Warrants: Fifty Million (50,000,000) Class B Warrants at an aggregate price of $500, and

13. **Entire Agreement:** This Agreement, including all exhibits and schedules attached thereto, executed on even date herewith, constitutes the full and entire understanding and agreement between the parties with regard to the Debt, and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements.

14. **Severability:** The invalidity or unforceability of any provision of this letter shall not affect the validity or enforceability of any other provisions of this letter, which shall remain in full force and effect.

15. **Counterparts/Electronic Signatures:** This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, not withstanding that all such parties are not signatories to the

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original or the same counterpart. Facsimile or electronically transmitted signatures shall be deemed effective as originals.

16. **Authority/Capacities/Entities:** Each person signing this Agreement represents and warrants that he or she has complete authority and legal capacity to enter into this Agreement on behalf of the entity for which he or she is signing, and agrees to defend, indemnify, and hold harmless all other parties if that authority or capacity is challenged.

17. **Knowing and Voluntary Agreement**: The Parties represent they have read this Agreement, understand it, voluntarily agree to its terms, and sign it freely.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Agreed to and Accepted
this 19th day of June 18th, 2021

Erik S. Nelson
President of the General Partner
Coral Investment Partners, LP.

Agreed to and Accepted
this 18th day of June, 2021

Atom Miller,
Chief Executive Officer
Bellatora, Inc.

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